Exhibit 99.1
ABERCROMBIE & FITCH REPORTS RECORD
SECOND QUARTER NET INCOME PER SHARE OF $0.63, UP 43%;
COMPANY INCREASES FULL YEAR NET INCOME PER SHARE GUIDANCE;
BOARD OF DIRECTORS INCREASES QUARTERLY DIVIDEND TO $0.175;
BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF AN ADDITIONAL
SIX MILLION SHARES OF COMMON STOCK
New Albany, Ohio, August 16, 2005: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record second quarter net income of $57.4 million and net income per share on a fully-diluted basis of $0.63 for the second quarter ended July 30, 2005.
Second Quarter Highlights
•	Total Company net sales increased 42% to $571.6 million; comparable store sales increased by 30%

•	Abercrombie & Fitch net sales increased 22% to $305.6 million; Abercrombie & Fitch comparable store sales increased by 26%

•	abercrombie net sales increased 52% to $63.3 million; abercrombie comparable store sales increased by 57%

•	Hollister net sales increased 82% to $199.8 million; Hollister comparable store sales increased by 29%

•	The Company’s operating income increased 32% to $91.1 million from $68.8 million in fiscal 2004

•	Net income increased 34% to $57.4 million from $42.9 million in fiscal 2004

•	Net income per share on a fully-diluted basis increased 43% to $0.63 from $0.44 in fiscal 2004

•	The Company raises guidance for full year net income per share on a fully-diluted basis for fiscal 2005 to be in the range of $3.10 to $3.30

•	The Board of Directors declares a quarterly cash dividend of $0.175 per share on the Company’s common stock, an increase of 40%

•	The Board of Directors authorizes the repurchase of an additional six million shares of Abercrombie & Fitch Common Stock

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“We achieved extraordinary like for like and total sales growth this quarter. This success was driven by our focus on core sportswear categories such as denim and knits across all brands and our determination to be the leading aspirational casual apparel company in each of our target customer age groups. We continue to emphasize the aspirational character of our brands by increasing the quality of our product and enhancing the environment, presentation and customer experience in our stores. This has enabled us to attain significant same store sales increases at the same time that we have eliminated sales promotions and realized double digit increases in average unit prices in Abercrombie & Fitch and abercrombie. We believe that the strategies we have put into place will enable us to continue to grow both our sales and profits in the coming months and years.”
Second Quarter Financial Results
Net sales for the thirteen weeks ended July 30, 2005 increased 42% to $571.6 million from $401.3 million for the thirteen weeks ended July 31, 2004. The main drivers of the growth were the comparable store sales increase of 30%, and the addition of 84 Hollister stores compared to last year’s second quarter and a 97% increase in total denim sales.
The gross margin rate for the quarter was 68.2%, a significant increase over the gross margin of 65.3% in the first quarter, and 66.4% for full fiscal year 2004.
Stores and Distribution expense, as a percentage of sales, increased to 40.6% from 40.0%. This increase is attributable primarily to increased staff and management in the stores which has enabled the Company to greatly improve store operations. This has been a key driver of the outstanding comparable store sales increase which has permitted the Company to achieve a significant reduction in fixed store costs like rent, depreciation and utilities as a percentage of sales.
Marketing, General and Administrative expense, as a percentage of sales, declined to 11.9% from 12.9% due primarily to the fact that general and administrative expenses in 2004 included a significant one time cost of approximately $5 million.
Net income for the quarter increased 34% to $57.4 million from $42.9 million for the second quarter of fiscal 2004.
Net income per share on a fully-diluted basis for the second quarter ended July 30, 2005 increased 43% to $0.63 versus $0.44 for the comparable period last year.
Inventories increased to $364 million from $227 million at the end of the first quarter of 2005 and $199 million at the end of the second quarter last year. Most of this increase is represented by denim and other basic merchandise categories which are not subject to significant markdown risk while fall fashion merchandise categories have been increased in line with the growth in sales. Remaining spring and summer merchandise levels are virtually unchanged from last year.
2005 Outlook
Based on a sales plan of approximately $2.7 billion for fiscal 2005, the company expects net income per share on a fully-diluted basis to be in the range of $3.10 to $3.30, an increase from its previously issued guidance of $2.80 to $3.00 per diluted share for fiscal 2005.

The Company now expects total capital expenditures for fiscal 2005 to be between $265 million and $285 million. The majority of the expenditures are related to new store construction, remodels, and home office investments. These amounts do not reflect construction allowances which are recorded on the balance sheet as a deferred credit as opposed to a reduction in capital spending.
Other Developments
During the second half of fiscal 2005, the Company plans to open approximately nine new Abercrombie & Fitch stores, four abercrombie stores, 39 new Hollister stores, and four RUEHL stores.
The Company remains on plan to open its 34,000 gross square foot flagship Abercrombie & Fitch store, located on the corner of 5th Avenue and 56th Street in New York, in November 2005.
The Company plans to open its first international locations in Canada in late 2005 and has established subsidiaries in Europe and Japan and believes it will open its first European store in 2006.
The Board of Directors increased the quarterly dividend to $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on September 20, 2005 to shareholders of record at the close of business on August 30, 2005.
The Board of Directors authorized the repurchase of an additional six million shares of Abercrombie & Fitch Common Stock.
The Company operated 355 Abercrombie & Fitch stores, 163 abercrombie stores, 281 Hollister stores, and five RUEHL stores at the end of the second quarter 2005. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
Today at 4:30 PM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investor Relations page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 9846996; or for 12 months by visiting the Company’s website at www.abercrombie.com.
# # # #

For further information, call:	Thomas D. Lennox Director, Investor Relations and Corporate Communications (614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release, A&F’s Form 10-K or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1. BUSINESS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2005 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates, and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended July 30, 2005 and Thirteen Weeks Ended July 31, 2004
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales
Net Sales	$571,591	100.0%	$401,346	100.0%

Cost of Goods Sold	181,931	31.8%	120,429	30.0%

Gross Profit	389,660	68.2%	280,917	70.0%

Total Stores and Distribution Expense	232,097	40.6%	160,515	40.0%

Total Marketing, General and Administrative Expense	67,884	11.9%	51,703	12.9%

Other Operating Income, Net	(1,408)	-0.2%	(63)	0.0%

Operating Income	91,087	15.9%	68,762	17.1%

Interest Income, Net	(1,560)	-0.3%	(1,358)	-0.3%

Income Before Income Taxes	92,647	16.2%	70,120	17.5%

Income Tax Expense	35,246	6.2%	27,232	6.8%

Effective Rate	38.0%		38.8%

Net Income	$57,401	10.0%	$42,888	10.7%

Net Income Per Share:
Basic	$0.66		$0.45
Fully-Diluted	$0.63		$0.44

Weighted Average Shares Outstanding
Basic	86,951		95,306
Fully-Diluted	91,501		97,590

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Twenty-six Weeks Ended July 30, 2005 and Twenty-six Weeks Ended July 31, 2004
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales
Net Sales	$1,118,401	100.0%	$813,276	100.0%

Cost of Goods Sold	371,489	33.2%	264,435	32.5%

Gross Profit	746,912	66.8%	548,841	67.5%

Total Stores and Distribution Expense	454,320	40.6%	326,030	40.1%

Total Marketing, General and Administrative Expense	135,030	12.1%	107,488	13.2%

Other Operating Income, Net	(1,814)	-0.2%	(160)	0.0%

Operating Income	159,376	14.3%	115,483	14.2%

Interest Income, Net	(2,780)	-0.2%	(2,344)	-0.3%

Income Before Income Taxes	162,156	14.5%	117,827	14.5%

Income Tax Expense	64,396	5.8%	45,622	5.6%

Effective Rate	39.7%		38.7%

Net Income	$97,760	8.7%	$72,205	8.9%

Net Income Per Share:
Basic	$1.13		$0.76
Fully-Diluted	$1.07		$0.74

Weighted Average Shares Outstanding
Basic	86,577		95,010
Fully-Diluted	90,946		97,118

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
ASSETS	July 30, 2005	January 29, 2005
Current Assets
Cash and Cash Equivalents	$91,736	$350,368
Marketable Securities	216,369	—
Receivables	31,623	26,127
Inventories	363,985	211,198
Store Supplies	40,079	36,536
Deferred Income Taxes	51,121	44,404
Other Current Assets	31,262	28,048

Total Current Assets	826,175	696,681

Property and Equipment, Net	758,740	687,011

Other Assets	8,428	8,413

TOTAL ASSETS	$1,593,343	$1,392,105

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$180,625	$137,337
Accrued Expenses	197,633	194,729
Deferred Lease Credits	31,112	31,135
Income Taxes Payable	18,083	55,587

Total Current Liabilities	427,453	418,788

Long-Term Liabilities
Debt	—	—
Deferred Income Taxes	50,216	55,346
Deferred Lease Credits	192,971	177,923
Other Liabilities	80,590	70,722

	323,777	303,991
Total Shareholders’ Equity	842,113	669,326

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,593,343	$1,392,105